EXHIBIT 23.2
PLANTE & MORAN, PLLC
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Forms S-8 of Commercial Bancshares, Inc. of our report dated March 6, 2008 with respect to the consolidated financial statements of Commercial Bancshares, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
/s/ Plante & Moran, PLLC
Columbus, Ohio
December 23, 2008